Exhibit 10.21

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) is made and entered into as of May 16, 2022, by and between Fabric 2676 State Street, LLC, a California limited liability company (“Lessor”), and TYRA Biosciences, Inc., a Delaware corporation (“Lessee”).

RECITALS

A.
Lessor and Lessee are parties to that certain AIR Standard Industrial/Commercial Multi-Tenant Lease - Net dated as of March 2, 2022 (the “Original Lease”), whereby Lessee leases from Lessor certain commercial premises consisting of approximately 7,377 square feet and commonly known as 2676 State Street, Carlsbad, California 92008 (the “Premises”) in that certain Building (the “Building”), as more particularly described in the Original Lease.

B.
Lessor and Lessee desire to amend the Original Lease on the terms and conditions set forth in this Amendment. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The Original Lease, as amended by this Amendment, shall herein be referred to as the “Lease.” All references in the Lease to the “Lease” shall refer to the Original Lease, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, incorporating the foregoing recitals, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.
Parking. Notwithstanding anything to the contrary in the Original Lease, Paragraph 59 of the Addendum to the Original Lease shall be amended and restated in its entirety as follows:

“59. PARKING: Throughout the Term of this Lease, Lessor shall provide Lessee with ten (10) onsite reserved ground surface parking space. Lessor shall also provide powered lifts to access eight (8) additional parking spaces, which shall fulfill the off-site parking requirement under the 2656 State Street Lease. It is also acknowledged and agreed that one (1) of the onsite reserved ground surface parking spaces may not be code compliant with respect to its dimensions but otherwise will be suitable for parking a standard size vehicle and Lessee accepts the one (1) non-code compliant parking space as a parking space under the Lease. Lessor assumes no liability for Lessee’s operating of the powered lift systems unless arising from the gross negligence or willful misconduct of Lessor. Notwithstanding the foregoing, if Tenant elects to use a dumpster in lieu of trash totes, as further set forth in Paragraph 64, then the dumpster would be substituted for and placed in the same location as the one (1) non-code compliant parking space and would therefore reduce the number of ground surface parking spaces required to be provided by Lessor to a total of nine (9)”

2.
Trash /Refuse. Notwithstanding anything to the contrary in the Original Lease, Paragraph 64 of the Addendum to the Original Lease shall be amended and restated in its entirety as follows:

“64. REFUSE/TRASH: The Building’s trash removal contract shall be held by Lessee. Collection will occur as reasonably required for the Building and will include, without limitation, all ordinary office refuse and rubbish, bio/medical waste, “wet trash” and construction debris, and cleaning with respect thereto. In addition, in order to accommodate Lessee’s parking requirements, it is acknowledged and agreed that Lessee may, in its sole discretion, either (i) utilize trash totes, in lieu of a dumpster, which trash totes shall be stored in the area designated on the Space Plan or (ii) utilize a dumpster in lieu of trash totes. If Lessee utilizes trash totes, such trash totes shall be collected more frequently (when compared with the collection of a dumpster) due to their smaller size and Lessor may reasonably require that Lessee increase the number of collection times per month. Notwithstanding the foregoing, if Lessee elects to use a dumpster then the number of parking spaces required to be provided by Lessor shall be adjusted as set forth in Paragraph 59.”

3.
Authority. Lessee, and the individual executing this Amendment on behalf of Lessee, represent and warrant to Lessor that Lessee has full power and authority to enter into this Amendment and the person signing on behalf of Lessee has been fully authorized to do so by all necessary action on the part of Lessee. Lessor, and the individual executing this Amendment on behalf of Lessor, represent and warrant to Lessee that Lessor has full power and authority to enter into this Amendment and the person signing on behalf of Lessor has been fully authorized to do so by all necessary action on the part of Lessor.

4.
Counterparts; Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement. Facsimile signatures or PDF format signatures on this Amendment shall have the same force and effect as original ink signatures.

5.
Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants, and conditions for which performance has heretofore been completed, all other terms, covenants, and conditions of the Original Lease shall remain in full force and effect, and Lessor and Lessee hereby ratify the Original Lease as amended hereby.

6.
Confidentiality. Other than as may be required by applicable laws, neither Lessor nor Lessee shall disclose any part of this Amendment to anyone other than its attorneys, agents, managers, lenders, investors, affiliates, accountants or employees who are required to know the contents of this Amendment in order to perform their specific duties, provided that such parties are bound by obligations to keep this Amendment (and the terms and conditions of this Amendment) confidential, and Lessor and Lessee (as applicable) shall be responsible for any disclosure by such parties. The provisions of this Section 6 shall survive any expiration or termination of the Lease.

7.
Severability; Entire Agreement. Any provision of this Amendment which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect. This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and, other than the Original Lease, no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

LESSOR:

FABRIC 2676 STATE STREET , LLC,

a California limited liability company

By: /s/ Brendan Foote

Name: Brendan Foote

Title: Managing Member

LESSEE:

TYRA BIOSCIENCES, INC.,

a Delaware corporation

By: /s/ Todd Harris

Name: Todd Harris

Title: CEO